Exhibit 99.1
FOR IMMEDIATE RELEASE

BRENDAN TECHNOLOGIES SECURES $600,000 BRIDGE FINANCING

CARLSBAD, CA - (July 17, 2007) - Brendan Technologies, Inc. (OTCBB: BDTE), an analytical software company developing advanced commercial software for immunoassay and bioassay testing technologies, has secured a bridge financing totaling $600,000, led by Little Bear Investments LLC as the lead investor and facilitated by Midtown Partners & Co. LLC.

The bridge financing will be used for working capital as Brendan completes its upgraded version of its software StatLIA®. With the upgrade, Brendan will provide software that will be capable of facilitating enterprise-wide lab infrastructures, enhance accuracy and speed in both immunoassay and bioassay testing, provide powerful data analysis graphics and increase the overall quality, efficiency and regulatory compliance required in laboratory testing. Brendan’s existing customer base, including companies such as Amgen, Merck, BioRad and Eli Lilly, should expect the upgraded version to be introduced to the market this fall.

“Securing this bridge financing is expected to enhance Brendan’s ability to continue unabated with the execution of our business model and provide us with the necessary capital to complete the much anticipated launch of our upgraded version of StatLIA®," said John Dunn II, CEO and Chief Technical Officer of Brendan Technologies. “For years, StatLIA® has been a leading analytical software tool used in the immunoassay testing market, which is reflected in our existing customer base of premiere biopharmaceutical companies. Upon the completion of the upgrade, we expect a successful expansion of StatLIA® in the marketplace.”

Background on Immunoassay Testing

Immunoassays are highly sensitive and specific chemical tests used to detect and quantify extremely minute substances in blood, body fluid and other biological samples, using an immunological reaction. These tests measure the formation of antibody-antigen complexes and detect them via an indicator reaction. Their high specificity results from the use of antibodies and purified antigens as reagents.  High sensitivity is achieved by using an indicator system that results in amplification of the measured product. Immunoassays may be qualitative (positive or negative) or quantitative (amount measured).

Immunoassays are one of the world’s largest and fastest growing testing technologies used to diagnose diseases, discover new chemical entities and biological products, provide vital data in the development of drugs in FDA clinical trials, and assist in quality control of drug manufacturing and drug screening. It is also one of the largest technologies used in environmental testing.  Currently, $50 billion is spent globally on immunoassay testing, with approximately $1 billion of that being spent on immunoassay software.

About Brendan Technologies, Inc.

Brendan Technologies, a developer and marketer of innovative analytical software, is actively providing software solutions to improve the accuracy, quality control, workflow, and regulatory compliance of immunoassay testing in laboratories in the biopharmaceutical, clinical, research, veterinarian and agricultural industries. The Company's customers, many of whom are Fortune 1000 organizations, represent some of the largest corporations in their respective fields. Brendan Technologies is currently redesigning and expanding its current product lineup to better capitalize on the growing demand of its target markets for more advanced software.

About Little Bear

Little Bear Investments, located in the heart of Midtown Manhattan, is a merchant bank that focuses on investing in both public and private companies. Our broad range of investment products includes: short & medium term bridge loans, equity for PIPEs and reverse mergers. Little Bear also offers other operational and strategic advisory services. Working with companies large and small, we bring the same disciplined approach to our clients as we do to businesses in which we have deployed our own capital. To learn more about Little Bear Investments please visit our website at www.LittleBear.us

About Midtown Partners & Co., LLC

Originally founded in May 2000, Midtown Partners & Co., LLC is an investment bank focused on private placement investment banking opportunities. The investment banking group at Midtown Partners & Co., LLC was founded on the premise that client relationships and industry focus are keys to the success of emerging growth companies. Such companies require investment-banking services from a firm with a unique understanding of the marketplace and the nature of these transactions. Additional information can be found at http://www.midtownpartners.com.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-KSB, as amended, for the most recently ended fiscal year. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. These forward- looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements.

Contact:

The Investor Relations Group
Michael Crawford, 212-825-3210
mcrawford@investorrelationsgroup.com